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                                                            Exhibit F


                                                  December 16, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


            Re: The Peoples Natural Gas Company, et al.
                Form U-1 Application-Declaration


Dear Sirs and Madams:

      The following opinion is rendered on behalf of The Peoples Natural Gas Company, a Pennsylvania corporation ("PNG"), and CNG Producing Company, a Delaware corporation ("CNGP"), and each a wholly-owned subsidiary of Consolidated Natural Gas Company, a registered holding company under the Public Utility Holding Company Act of 1935 ("1935 Act"). This opinion is filed in accordance with the requirements of Exhibit F to Form U-1 of the Securities and Exchange Commission ("SEC"), promulgated under the 1935 Act with respect to various proposed transactions ("Proposed Transactions"). The Proposed Transactions are the subject of the Application-Declaration ("Application") filed with the SEC concurrently with the date hereof.

      The Proposed Transactions involve the sale of production wells, leases and related equipment by PNG to CNGP for approximately $14.5 million. The property being transferred are considered utility assets as defined in Section 2(a)(18) of the 1935 Act.

      I have examined the Certificate of Incorporation and Bylaws of PNG and CNGP, the agreement of purchase and sale between such parties relating to the Proposed Transactions, the proceedings before the Pennsylvania Public Utility Commission with respect to the Proposed Transactions, and such other documents, records, laws and other matters as I deemed relevant and necessary for the purposes of this opinion.

      Based on the aforesaid examination and relying thereon, I am of the opinion that all requisite action with respect to the Proposed Transactions has been taken by PNG and CNGP which are parties to the Application, except for the actual carrying out thereof.









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      In the event the Proposed Transactions are consummated in accordance with the Application, I am of the opinion that:

(a) All state laws applicable to the Proposed Transactions will have been complied with;

(b) CNGP will legally acquire the production properties which are the subject of the Proposed Transactions; and

(c) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Consolidated or by any associate company thereof.

      I hereby consent to the use of this opinion in connection with the Application.

                                        Very truly yours,



                                        N. F. Chandler
                                        Attorney